Exhibit 99.1

SCOLR Pharma, Inc. Reports Third Quarter 2007 Financial Results

BELLEVUE, WA., October 30, 2007, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three and nine months ended September 30, 2007. The Company will host a live conference call today, October 30, 2007, at 11:30 a.m. (Eastern Daylight Time).

Total revenues decreased to $207,474 for the three months ended September 30, 2007, compared to $1.1 million for the same period in 2006. Revenues in 2006 included research and development fees of over $850,000 from Wyeth in connection with a license agreement terminated in April 2007. The decrease in 2007 is primarily a result of the reduced research and development fees.

Net loss for the third quarter of 2007 decreased 12%, or $440,000, compared to the third quarter of 2006. This decrease was a result of an expense of $800,000 in 2006 related to amendments of certain license agreements, reduction in consulting expense, and a non-cash increase in other income as a result of the change in unrealized loss on the fair value of warrants as the warrants were reclassified to equity at the beginning of the year. These expense reductions were offset by a reduction in research and development revenues in 2007.

Total revenues increased to $1.7 million, or 21%, for the nine months ended September 30, 2007, compared to $1.4 million for the same period in 2006. This increase was primarily due to non-recurring revenue payments of $609,000 of research and development income and approximately $173,000 of licensing fee income attributable to the terminated agreement with Wyeth. In addition, the Company recognized an increase in royalty income of $446,000 from Perrigo in the first nine months of 2007 compared to the same period in 2006.

Net loss for the nine months ended September 30, 2007, decreased 20%, or $1.8 million, to $7.1 million, compared with a net loss of $8.9 million for the same period in 2006. This decrease was primarily due to lower operating expenses and higher royalty revenue from Perrigo. Operating expenses decreased as a result of an expense of $800,000 in 2006 related to amendments of certain license agreements, timing related to our clinical trial activities and a reduction in consulting expense. These decreases were offset by a non-cash increase in other income as a result of the reclassification of warrants to equity at the beginning of the year.

Third Quarter 2007 Highlights include:

•

Entered into contract manufacturing and clinical trial management agreements for our OTC 12-hour CDT®-based ibuprofen resulting in the production of clinical supplies for the initiation of U.S. Phase III pivotal trials by Q-4, 2007;

•

Continued preparations for submission of our first Abbreviated New Drug Application for a 12-hour CDT-based pseudoephedrine product. Due to the timing required for the completion of remaining submission-related information and guidance from our regulatory consultants, we currently expect to submit our ANDA to the FDA in 2008;

•

Initiated preclinical evaluations of early oral peramivir formulations while additional formulation work and evaluation continues. Peramivir is currently being tested in clinical trials by BioCryst as a potential intramuscular and intravenous treatment for seasonal and life-threatening influenza;

•

Continuing formulation and prototype development activities for commercial evaluation of an undisclosed CDT-based application for a major consumer products company. Prototype commercial viability testing was initiated in Q-3;

•

Continuing development of the Company’s once-daily CDT-based risperidone and rivastigmine formulations is continuing; and, contract manufacturing and clinical trials management proposals have been obtained with the goal to start pilot testing in early 2008. Risperidone is used for the management of schizophrenia and bipolar mania. Rivastigmine is typically prescribed for the management of Alzheimer’s disease;

•

Completed dosing of our initial prototype CDT-Fenofibrate formulation. As expected, the trial results clarified the additional formulation work required to prepare for commercialization. However, due to the recent announcement that a competing low-dose fenofibrate formulation has received US regulatory approval, our program will be placed on hold as a potential future licensing candidate; and,

•	Appointed Bruce S. Morra, Ph.D., M.B.A., Jeffrey B. Reich, M.D. and Gregory L. Weaver, CPA, M.B.A, three senior executives with strong backgrounds in healthcare to the board of directors.

Daniel O. Wilds, SCOLR Pharma’s President and CEO, said, “We continued to advance our clinical programs and strike new licensing and development collaborations based on our proprietary CDT technology. In addition to the seven products in various stages of clinical development, we have established three collaborations. We remain encouraged by the interest of potential partners in other OTC and drug product candidates and our progress creating a diversified set of opportunities for our CDT platform. An excellent example of this progress is our recently announced Licensing and Collaboration Agreement with Dr. Reddy’s Laboratories for development and commercialization of an undisclosed oral prescription drug. Dr. Reddy’s is a well-positioned global pharmaceutical company and we are looking forward to a long and successful relationship.”

Commenting on the recent appointments to the board of directors, Mr. Wilds said, “We are delighted to welcome Dr. Morra, Dr. Reich and Mr. Weaver to our board. Their extensive pharmaceutical development and commercialization experience and understanding of the drug delivery industry will be extremely valuable to SCOLR as we continue to grow our product pipeline and execute our drug development strategy.”

For the three months ended September 30, 2007, research and development expenses decreased 25% or $765,000, to approximately $2.2 million, compared to approximately $3.0 million for the same period in 2006. This decrease was primarily due to a an expense of $800,000 during the quarter ended September 30, 2006 related to the amendments of certain license agreements.

For the three months ended September 30, 2007, general and administrative expenses decreased 19%, or $235,000, to $1.0 million, compared to $1.3 million for the same period in 2006. This decrease was mainly due to a reduction in consulting expense and a decrease in director and consultant non-cash, share-based compensation costs due to the timing of stock option grants and a reduction of the fair value of stock options.

For the nine months ended September 30, 2007, research and development expenses decreased 9%, or $551,000, to approximately $5.4 million compared to approximately $6.0 million for the same period in

2006. As previously described, we recognized an expense of $800,000 in 2006 related to amendments certain license agreements. In addition, our R&D expenses continue to fluctuate based on the timing of our clinical trials. These reductions in 2007 were off-set by increases related to outside regulatory services expenses.

For the nine months ended September 30, 2007, general and administrative expenses decreased 27%, or $1.2 million, to $3.3 million, compared to $4.6 million for the same period in 2006 This decrease is primarily due to reduced costs associated with compliance with the Sarbanes-Oxley Act of 2002, Financial Accounting Standard 123R implementation costs in 2006, and a decrease in employee and director non-cash, share-based compensation costs.

As of September 30, 2007, the Company had $10.5 million of working capital compared to $18.2 million as of September 30, 2006. The Company believes that its cash, cash equivalents and short-term investments will be sufficient to fund its operations at planned levels through early 2008.

Product Information

Peramivir is the active ingredient in BioCryst’s intramuscular and intravenous treatment being evaluated in clinical trials for seasonal and life threatening influenza. Risperidone is the active ingredient in Risperdal®, Janssen, L.P.’s product for the management of schizophrenia and bipolar mania. Rivastigmine is the active ingredient in Excelon®, Novartis’ product for the management of Alzheimer’s disease. Fenofibrate is the active ingredient in Tricor®, an Abbott product for hypercholesterolemia (elevated total cholesterol).

Conference Call

As previously announced, SCOLR Pharma will host a conference call on October 30, 2007, at 11:30 a.m. (Eastern Daylight Time). Shareholders and other interested parties may participate in the conference call by dialing +1 866 825 1709 (domestic) or +1 617 213 8060 (international) and entering access code 96524171, a few minutes before 11:30 a.m. EDT on October 30, 2007. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.scolr.com.

A replay of the conference call will be accessible two hours after its completion through November 13, 2007, by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 28812073. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com, www.streetevents.com and www.scolr.com.

Financial Information

SCOLR Pharma, Inc.

BALANCE SHEET

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$11,352,894	$15,217,946
Short-term investments	—	993,542
Accounts receivable	164,770	864,620
Interest and other receivables	18,517	15,576
Prepaid expenses	414,208	347,136

Total current assets	11,950,389	17,438,820
Property and Equipment — net of accumulated depreciation of $1,097,739 and $854,420, respectively	826,075	730,512
Intangible assets — net of accumulated amortization of $365,735 and $319,903, respectively	409,289	325,148

	$13,185,753	$18,494,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$449,478	$189,065
Accrued expenses	907,773	825,158
Deferred revenue	—	185,577
Current portion of term loan	78,207	—

Total current liabilities	1,435,458	1,199,800
Long-term portion of term loan	131,834	—
Fair value of warrants to purchase common stock	—	1,171,045

Total liabilities	1,567,292	2,370,845
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $.001 par value, 38,150,146 and 38,048,146 issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	38,158	38,048
Additional paid-in capital	65,894,099	63,139,210
Accumulated other comprehensive gain	—	55
Accumulated deficit	(54,313,796)	(47,053,678)

Total stockholders’ equity	11,618,461	16,123,635

	$13,185,753	$18,494,480

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues
Licensing fees	$—	$19,231	$173,077	$57,692
Royalty income	207,474	171,180	955,149	504,744
Research and development income	—	879,486	621,222	879,486

Total revenues	207,474	1,069,897	1,749,448	1,441,922
Operating expenses
Marketing and selling	198,520	166,380	673,776	541,875
Research and development	2,236,852	3,001,557	5,410,226	5,960,799
General and administrative	1,017,177	1,251,692	3,305,918	4,551,947

Total operating expenses	3,452,549	4,419,629	9,389,920	11,054,621

Loss from operations	(3,245,075)	(3,349,732)	(7,640,472)	(9,612,699)
Other income (expense)
Unrealized gain on fair value of warrants	—	(429,303)	—	205,940
Interest income	160,080	249,082	550,402	613,844
Interest expense	(5,191)	(11)	(10,967)	(170)
Other	—	—	2,941	(93,525)

Total other income (expense)	154,889	(180,232)	542,376	726,089

NET LOSS	$(3,090,186)	$(3,529,964)	$(7,098,096)	$(8,886,610)

Net loss per share, basic and diluted	$(0.08)	$(0.09)	$(0.19)	$(0.24)

Shares used in computing basic and diluted net loss per share	38,153,316	38,007,047	38,123,071	36,857,513

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com